Exhibit 99.1

Contact: Stephen Purtell Senior Vice President Investor Relations and Treasurer +1-972-595-5180 spurtell@sftp.com
Record First-Half Revenue for Six Flags
Deferred Revenue Up $32 Million or 16 Percent and
Active Pass Base up 8 Percent at End of June
GRAND PRAIRIE, Texas — July 25, 2018 — Six Flags Entertainment Corporation (NYSE: SIX), the world’s largest regional theme park company and largest operator of waterparks in North America, today announced that revenue for the second quarter of 2018 increased $23 million or 5 percent from the second quarter of 2017 to $445 million. The revenue growth resulted primarily from a 3 percent increase in attendance to 9.8 million guests, a 2 percent increase in guest spending per capita and a 9 percent increase in sponsorship, international licensing and accommodations revenue. Adjusting for the nearly 200,000 guest visits that occurred during the first quarter versus the second quarter due to the earlier timing of Easter in 2018 versus 2017, second quarter 2018 attendance grew 5 percent.
Net income for the quarter increased $22 million or 43 percent and diluted earnings per share increased 49 percent to $0.88, primarily due to a $37 million charge related to the early retirement of debt in April 2017 and the positive impact of tax reform, partially offset by an increase in stock-based compensation related to accounting for the company’s Project 600 award. Adjusted EBITDA1 in the second quarter 2018 increased $4 million or 3 percent to $170 million.
“I am very pleased with our continued strong momentum and execution in the quarter as we expanded our global footprint and successfully rolled-out our new, premium-tiered membership program,” said Jim Reid-Anderson, Chairman, President and CEO. “I am confident 2018 will be another record year for our shareholders as we continue to innovate and execute on our five-pillar strategy to drive our business to achieve our aspirational goal of $750 million of Modified EBITDA2 by 2020.”
Total guest spending per capita for the second quarter of 2018 was $42.63, which was an increase of $0.96 or 2 percent compared to the second quarter of 2017, as ticket price gains and premium membership sales more than offset both the higher mix of season pass holder and member attendance at all the company’s parks and lower per capita spending at the five new domestic parks, whose lease rights were acquired by the company in June 2018. Admissions per capita increased 5 percent to $24.61 and in-park spending per capita decreased 2 percent to $18.02.
For the first six months of 2018, revenue was $574 million, a 10 percent increase compared to the prior year period, driven primarily by a 7 percent increase in attendance, a 3 percent increase in guest spending per capita and a 12 percent increase in sponsorship, international licensing and accommodations revenue. The company had net income of $12 million and diluted earnings per share of $0.14 for the first six months of 2018 as compared to a diluted loss per share of $0.06 for the same period in 2017. Adjusted EBITDA was $151 million for the first six months of 2018, an increase of 16% versus the prior year period.
Attendance for the first six months of 2018 grew to 12.1 million guests or 7 percent as compared to the first six months of 2017. The increase in attendance was driven primarily by the five new domestic parks, the two new waterparks in Mexico and California, and the impact of 365-day operations at Six Flags Magic Mountain. Guest spending per capita increased 3 percent to $43.30 for the first six months of 2018, with admissions per capita increasing 5 percent and in-park spending per capita decreasing less than 1 percent to $25.30 and $18.00, respectively.
The company’s success in upselling guests from single day tickets to memberships and season passes resulted in an 8 percent year-over-year increase in its Active Pass Base, which represents the total number of guests who are enrolled in the company’s membership program or have a season pass. The mix of memberships in the Active Pass Base significantly increased as a result of the company’s roll-out of a new, premium-tiered membership program. Members are the company’s most loyal and valuable guests, with higher retention rates and higher revenue compared to traditional season passes. Deferred revenue of $227 million as of June 30, 2018, increased by $32 million or 16% percent over June 30, 2017, primarily due to the impact of the new North American parks, incremental sales of memberships, and higher sales of all-season dining products.
In the first half of 2018, the company invested $91 million in new capital projects and $23 million, less net working capital and other adjustments, to acquire the lease rights to five new parks; paid $131 million in dividends, or $0.78 per common share per quarter; and repurchased $81 million of its common stock. The authorized share repurchase amount available as of June 30, 2018, was $262 million. Net Debt3 as of June 30, 2018, calculated as total reported debt of $2,180 million less cash and cash equivalents of $69 million, was $2,112 million, representing a 3.9 times Adjusted EBITDA net leverage ratio.
Previous Announcements
On May 22, 2018, the company announced it had entered into a purchase agreement with affiliates of Premier Parks, LLC to acquire the lease rights to operate five parks owned by EPR Properties, expanding the company’s portfolio of North American parks to twenty-five.
On May 29, 2018, the company and its partner in China, the Riverside Group, announced a licensing agreement to develop a Six Flags Kids World, the fourth park in the Nanjing entertainment complex and the eleventh park in China. The Kids World property is scheduled to open in 2021 with the waterpark and adventure park. The theme park is scheduled to open in 2022.
Conference Call
At 8:00 a.m. Central Time today, July 25, 2018, the company will host a conference call to discuss its second quarter 2018 financial performance. The call is accessible through either the Six Flags Investor Relations website at investors.sixflags.com or by dialing 1-855-889-1976 in the United States or +1-937-641-0558 outside the United States and requesting the Six Flags earnings call. A replay of the call will be available by dialing 1-855-859-2056 or +1-404-537-3406 through August 2, 2018 and requesting conference ID 1772360.
About Six Flags Entertainment Corporation
Six Flags Entertainment Corporation is the world’s largest regional theme park company and the largest operator of waterparks in North America, with $1.4 billion in revenue and 25 parks across the United States, Mexico and Canada. For 57 years, Six Flags has entertained millions of families with world-class coasters, themed rides, thrilling waterparks and unique attractions. For more information, visit www.sixflags.com.
Forward Looking Statements
The information contained in this release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, (i) the adequacy of cash flows from operations, available cash and available amounts under our credit facilities to meet our future liquidity needs, (ii) our ability to roll out our capital enhancements in a timely and cost effective manner, (iii) our ability to improve operating results by implementing strategic cost reductions, and organizational and personnel changes without adversely affecting our business, (iv) our operations and results of operations, and (v) the risk factors or uncertainties listed from time to time in the company’s filings with the Securities and Exchange Commission ("SEC"). In addition, important factors, including factors impacting attendance, such as local conditions, natural disasters, contagious diseases, events, disturbances and terrorist activities; recall of food, toys and other retail products sold at our parks; risk of accidents occurring at the company’s parks or other parks in the industry and adverse publicity concerning our parks or other parks in the industry; inability to achieve desired improvements and our aspirational financial performance goals; adverse weather conditions such as excess heat or cold, rain and storms; general financial and credit market conditions; economic conditions (including customer spending patterns); changes in public and consumer tastes; construction delays in capital improvements or ride downtime; competition with other theme parks and other entertainment alternatives; dependence on a seasonal workforce; unionization activities and labor disputes; laws and regulations affecting labor and employee benefit costs, including increases in state and federally mandated minimum wages, and healthcare reform; pending, threatened or future legal proceedings and the significant expenses associated with litigation; cyber security risks and other factors could cause actual results to differ materially from the company’s expectations. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will be realized and actual results could vary materially. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors" in the company’s Annual and Quarterly Reports on Forms 10-K and 10-Q, and its other filings and submissions with the SEC, each of which are available free of charge on the company’s investor relations website at investors.sixflags.com and on the SEC’s website at www.sec.gov.
Footnotes

(1)	See the following financial statements and Note 3 to those financial statements for a discussion of Adjusted EBITDA (a non-GAAP financial measure) and its reconciliation to net income (loss).

(2)	See the following financial statements and Note 3 to those financial statements for a discussion of Modified EBITDA (a non-GAAP financial measure) and its reconciliation to net income (loss).

(3)	Net Debt (a non-GAAP financial measure) represents total long-term debt as reported, including current portion, and any short-term bank borrowings, less cash and cash equivalents.

SIX FLAGS ENTERTAINMENT CORPORATION

Statement of Operations Data (1)

	Three Months Ended		Six Months Ended		Twelve Months Ended
(Amounts in thousands, except per share data)	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Theme park admissions	$240,471	$221,913	$306,792	$272,861	$775,206	$714,431
Theme park food, merchandise and other	176,055	174,012	218,301	205,172	537,711	519,713
Sponsorship, licensing and accommodations	28,894	26,447	49,291	43,867	98,641	84,669
Total revenue	445,420	422,372	574,384	521,900	1,411,558	1,318,813
Operating expenses (excluding depreciation and amortization shown separately below)	163,964	146,556	266,464	239,456	538,881	493,677
Selling, general and administrative expenses (excluding depreciation, amortization and stock-based compensation shown separately below)	52,750	53,481	89,135	88,464	182,438	175,068
Costs of products sold	39,520	37,489	49,983	45,070	115,287	108,491
Other net periodic pension benefit	(1,277)	(846)	(2,554)	(1,692)	(4,184)	(2,586)
Depreciation	27,309	26,171	55,327	52,814	111,719	106,453
Amortization	612	651	1,223	1,299	2,389	2,601
Stock-based compensation	16,036	(15,305)	20,589	(3,315)	1,207	106,774
Loss on disposal of assets	254	1,657	2,165	2,327	3,797	4,181
Interest expense, net	27,480	27,156	53,365	48,157	104,218	90,381
Loss on debt extinguishment	—	37,109	—	37,109	7	37,667
Other expense (income), net	354	568	2,289	(335)	2,895	658
Income before income taxes	118,418	107,685	36,398	12,546	352,904	195,448
Income tax expense (benefit)	23,913	36,054	4,238	(1,537)	21,801	57,803
Net income	94,505	71,631	32,160	14,083	331,103	137,645
Less: Net income attributable to noncontrolling interests	(20,003)	(19,605)	(20,003)	(19,605)	(39,608)	(38,817)
Net income (loss) attributable to Six Flags Entertainment Corporation	$74,502	$52,026	$12,157	$(5,522)	$291,495	$98,828

Weighted-average common shares outstanding:
Basic:	83,666	87,136	84,059	89,133	84,304	90,575
Diluted:	85,072	88,832	85,489	89,133	85,779	92,479

Net income (loss) per average common share:
Basic:	$0.89	$0.60	$0.14	$(0.06)	$3.46	$1.09
Diluted:	$0.88	$0.59	$0.14	$(0.06)	$3.40	$1.07

SIX FLAGS ENTERTAINMENT CORPORATION

Balance Sheet Data

	As of
(Amounts in thousands)	June 30, 2018	December 31, 2017
Cash and cash equivalents	$68,625	$77,496
Total assets	2,610,392	2,456,676

Deferred revenue	226,971	142,014
Short-term borrowings	119,000	—
Long-term debt	2,061,423	2,021,178

Redeemable noncontrolling interests	514,001	494,431

Total stockholders' deficit	(665,994)	(505,112)

Shares outstanding	83,910	84,488
Definition and Reconciliation of Non-GAAP Financial Measures
We prepare our financial statements in accordance with United States generally accepted accounting principles ("GAAP"). In our press release, we make reference to non-GAAP financial measures including Modified EBITDA, Adjusted EBITDA and Adjusted Free Cash Flow. The definition for each of these non-GAAP financial measures is set forth below in the notes to the reconciliation tables. We believe that these non-GAAP financial measures provide important and useful information for investors to facilitate a comparison of our operating performance on a consistent basis from period to period and make it easier to compare our results with those of other companies in our industry. We use these measures for internal planning and forecasting purposes, to evaluate ongoing operations and our performance generally, and in our annual and long-term incentive plans. By providing these measures, we provide our investors with the ability to review our performance in the same manner as our management.
However, because these non-GAAP financial measures are not determined in accordance with GAAP, they are susceptible to varying calculations, and not all companies calculate these measures in the same manner. As a result, these non-GAAP financial measures as presented may not be directly comparable to a similarly titled non-GAAP financial measure presented by another company. These non-GAAP financial measures are presented as supplemental information and not as alternatives to any GAAP financial measures. When reviewing a non-GAAP financial measure, we encourage our investors to fully review and consider the related reconciliation as detailed below.

SIX FLAGS ENTERTAINMENT CORPORATION

The following table sets forth a reconciliation of net income to Adjusted EBITDA for the three months, six months and twelve months ended June 30, 2018 and June 30, 2017:

	Three Months Ended		Six Months Ended		Twelve Months Ended
(Amounts in thousands)	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Net income	$94,505	$71,631	$32,160	$14,083	$331,103	$137,645
Income tax expense (benefit)	23,913	36,054	4,238	(1,537)	21,801	57,803
Other expense (income), net	354	568	2,289	(335)	2,895	658
Loss on debt extinguishment	—	37,109	—	37,109	7	37,667
Interest expense, net	27,480	27,156	53,365	48,157	104,218	90,381
Loss on disposal of assets	254	1,657	2,165	2,327	3,797	4,181
Amortization	612	651	1,223	1,299	2,389	2,601
Depreciation	27,309	26,171	55,327	52,814	111,719	106,453
Stock-based compensation	16,036	(15,305)	20,589	(3,315)	1,207	106,774
Impact of Fresh Start valuation adjustments (2)	4	9	7	19	28	64
Modified EBITDA (3)	190,467	185,701	171,363	150,621	579,164	544,227
Third party interest in EBITDA of certain operations (4)	(20,003)	(19,605)	(20,003)	(19,605)	(39,608)	(38,817)
Adjusted EBITDA (3)	$170,464	$166,096	$151,360	$131,016	$539,556	$505,410

Weighted-average common shares outstanding — basic:	83,666	87,136	84,059	89,133	84,304	90,575
The following table sets forth a reconciliation of net cash provided by operating activities to Adjusted Free Cash Flow for the three months, six months and twelve months ended June 30, 2018 and June 30, 2017:

	Three Months Ended		Six Months Ended		Twelve Months Ended
(Amounts in thousands)	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Net cash provided by operating activities	$157,498	$193,454	$134,691	$132,866	$446,892	$457,523
Changes in working capital	2,960	(36,705)	(25,044)	(33,763)	13,189	(10,898)
Interest expense, net	27,480	27,156	53,365	48,157	104,218	90,381
Income tax expense (benefit)	23,913	36,054	4,238	(1,537)	21,801	57,803
Amortization of debt issuance costs	(1,004)	(970)	(1,966)	(2,141)	(3,886)	(4,486)
Other (income) expense, net	(1,245)	204	(1,219)	1,375	(5,239)	3,087
Interest accretion on notes payable	(335)	(298)	(670)	(390)	(1,336)	(571)
Changes in deferred income taxes	(18,804)	(33,203)	7,961	6,035	3,497	(48,676)
Impact of Fresh Start valuation adjustments (2)	4	9	7	19	28	64
Third party interest in EBITDA of certain operations (4)	(20,003)	(19,605)	(20,003)	(19,605)	(39,608)	(38,817)
Capital expenditures	(48,050)	(45,566)	(90,533)	(97,200)	(128,029)	(145,443)
Cash paid for interest, net	(21,032)	(11,052)	(50,654)	(46,826)	(99,117)	(78,986)
Cash taxes (5)	(7,838)	(3,197)	(14,832)	(5,859)	(23,446)	(12,453)
Adjusted Free Cash Flow (6)	$93,544	$106,281	$(4,659)	$(18,869)	$288,964	$268,528

Weighted-average common shares outstanding — basic:	83,666	87,136	84,059	89,133	84,304	90,575

(1)	Revenues and expenses of international operations are converted into U.S. dollars on an average basis as provided by GAAP.

(2)
Amounts recorded as valuation adjustments and included in reorganization items for the month of April 2010 that would have been included in Modified EBITDA and Adjusted EBITDA, had fresh start accounting not been applied. Balance consists primarily of discounted insurance reserves that will be accreted through the statement of operations each quarter through 2018.

(3)
“Modified EBITDA”, a non-GAAP measure, is defined as our consolidated income (loss) from continuing operations: excluding the cumulative effect of changes in accounting principles, discontinued operations gains or losses, income tax expense or benefit, restructure costs or recoveries, reorganization items (net), other income or expense, gain or loss on early extinguishment of debt, equity in income or loss of investees, interest expense (net), gain or loss on disposal of assets, gain or loss on the sale of investees, amortization, depreciation, stock-based compensation, and fresh start accounting valuation adjustments. Modified EBITDA as defined herein may differ from similarly titled measures presented by other companies. Management uses non-GAAP measures for budgeting purposes, measuring actual results, allocating resources and in determining employee incentive compensation. We believe that

Modified EBITDA provides relevant and useful information for investors because it assists in comparing our operating performance on a consistent basis, makes it easier to compare our results with those of other companies in our industry as it most closely ties our performance to that of our competitors from a park level perspective and allows investors to review performance in the same manner as our management.
"Adjusted EBITDA", a non-GAAP measure, is defined as Modified EBITDA minus the interests of third parties in the Adjusted EBITDA of properties that are less than wholly owned (consisting of Six Flags Over Georgia, Six Flags White Water Atlanta and Six Flags Over Texas). Adjusted EBITDA is approximately equal to “Parent Consolidated Adjusted EBITDA” as defined in our secured credit agreement, except that Parent Consolidated Adjusted EBITDA excludes Adjusted EBITDA from equity investees that is not distributed to us in cash on a net basis and has limitations on the amounts of certain expenses that are excluded from the calculation. Adjusted EBITDA as defined herein may differ from similarly titled measures presented by other companies. Our board of directors and management use Adjusted EBITDA to measure our performance and our current management incentive compensation plans are based largely on Adjusted EBITDA. We believe that Adjusted EBITDA is frequently used by all our sell-side analysts and most investors as their primary measure of our performance in the evaluation of companies in our industry. In addition, the instruments governing our indebtedness use Adjusted EBITDA to measure our compliance with certain covenants and, in certain circumstances, our ability to make certain borrowings. Adjusted EBITDA, as computed by us, may not be comparable to similar metrics used by other companies in our industry.

(4)	Represents interests of third parties in the Adjusted EBITDA of Six Flags Over Georgia, Six Flags Over Texas and Six Flags White Water Atlanta.

(5)
Based on our current federal net operating loss carryforwards, we believe we will continue to pay minimal amounts for cash taxes for the next two years. Cash taxes paid represents statutory taxes paid, primarily driven by Mexico and state level obligations.

(6)
Management uses Adjusted Free Cash Flow, a non-GAAP measure, in its financial and operational decision making processes, for internal reporting, and as part of its forecasting and budgeting processes as it provides additional transparency of our operations. Management believes that Adjusted Free Cash Flow is useful information to investors regarding the amount of cash that we estimate that we will generate from operations over a certain period. Management believes the presentation of this measure will enhance the investors' ability to analyze trends in the business and evaluate the Company's underlying performance relative to other companies in the industry. A reconciliation from net cash provided by (used in) operating activities to Adjusted Free Cash Flow is presented in the table above. Adjusted Free Cash Flow as presented herein may differ from similarly titled measures presented by other companies.